RBC Capital Markets®
EQUITY LINKED NOTE I RBC STRUCTURED NOTES GROUP
Bullish Enhanced Return Notes Linked to the S&P 500® Index, Due October 31, 2019

INVESTMENT THESIS

•	Receive a one-for-one positive return if the Percentage Change of the Reference Asset is positive.

•	Subject to one-for-one loss of the principal amount for any percentage decrease in the level of the Reference Asset by more than [16.50%-18.50%] (to be determined on the Pricing Date).

PRELIMINARY KEY TERMS

•	Reference Asset: S&P 500® Index (SPX)
•	Buffer Percentage: [16.50%-18.50%] (to be determined on the Pricing Date)
•	Percentage Change: Final Level - Initial Level Initial Level

KEY RISK FACTORS

•	The notes are subject to Royal Bank of Canada’s credit risk.
•	The notes are not principal protected.
•	Your notes are likely to have limited liquidity.

TAX

•	Each investor will agree to treat the notes as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes, as described in more detail in the product prospectus supplement.

ORDER DEADLINE

•	RBCCM will accept orders to purchase the notes until October 28, 2014.

CUSIP: 78010U3P0	|	PRICING DATE: October 28, 2014	|	ISSUE DATE: October 31, 2014
IRS Circular 230 Notice:  To ensure compliance with IRS Circular 230, you are hereby notified that: (a) any discussion of federal tax issues contained or referred to herein is not intended or written to be used, and cannot be used, by you for the purpose of avoiding penalties that may be imposed on you under the Internal Revenue Code; (b) such discussion is written in connection with the promotion or marketing by us of the transactions or matters addressed herein; and (c) you should seek advice based on your particular circumstances from an independent tax advisor.